 Exhibit 99.1

National Financial Partners Announces First Quarter 2009 Results

Cash Earnings per Diluted Share of $0.44

Financial Highlights*	1Q 2009	1Q 2008	% Change
(Dollars in millions, except per share data)

Revenue	$217.0	$286.4	-24.2%
Gross Margin %	17.0%	17.3%
Net (loss) income	(515.8)	8.5	NM
Net (loss) income per diluted share	(12.59)	0.21	NM
Cash earnings	18.1	24.1	-24.9%
Cash earnings per diluted share	$0.44	$0.59	-25.4%
"Same store" revenue growth/decline	-20.6%	5.9%
Net "same store" revenue growth /decline	-16.7%	5.2%
"Same store" gross margin growth/decline	-22.9%	-0.5%

*This summary includes financial measures not calculated based on generally accepted accounting principles.

NM indicates amount not meaningful

NEW YORK, NY – May 11, 2009 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in corporate and executive benefits, life insurance and wealth transfer, and financial planning and investment advisory services, today reported financial results for the first quarter ended March 31, 2009.

NFP reported a first quarter 2009 net loss of $515.8 million, or a loss of $12.59 per diluted share, compared with net income of $8.5 million, or income of $0.21 per diluted share, in the first quarter of 2008. The net loss during the quarter reflected a $607.3 million pre-tax impairment of goodwill and intangible assets. The impairment charge had no impact on the Company’s business operations, cash position or cash flow.

First quarter 2009 cash earnings was $18.1 million, or $0.44 per diluted share, compared with $24.1 million, or $0.59 per diluted share, in the first quarter of 2008. Cash earnings declined primarily as a result of a decline in “same store” revenue offset in part by lower commissions and fees, operating, management fees and general and administrative expenses.

Prior periods presented have been retrospectively adjusted for the adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) on January 1, 2009. As of the first quarter of 2009, the Company modified its definition of cash earnings, a non-GAAP measure, to adjust cash earnings for the after-tax impact of non-cash interest expense. Prior periods have been modified on a comparable basis. All of NFP’s non-cash interest expense related to the adoption of FSP APB 14-1. Cash earnings is now defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense. A full reconciliation of net income to cash earnings is provided in the attached tables.

Jessica Bibliowicz, chairman, president and chief executive officer, said, “While revenue declined somewhat at our benefits firms, the economic environment had a greater impact on our life insurance firms, which accounted for most of the ‘same store’ revenue decline in the quarter.”

Ms. Bibliowicz continued, “NFP continues to focus on serving our clients while reducing expenses and conserving cash. In the first quarter of 2009, lower operating expenses, along with reduced commissions and management fees expenses, allowed us to maintain a relatively stable gross margin percentage quarter-over-quarter. In addition, in what is typically a seasonally weak quarter in terms of cash flow, operating cash flow improved compared with the prior year period.”

Compared with the corresponding prior year period, “same store” gross margin declined 22.9% in the first quarter of 2009. The decrease resulted from a decline in revenue partially offset by lower expenses for firms included in the “same store” calculation. “Same store” calculations generally encompass firms that were owned by NFP for at least four full quarters at the beginning of the first quarter of 2009.  More detailed definitions and financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

The impairment taken during the quarter reflected the stressed macroeconomic environment and its impact on NFP’s market value and revenue, particularly in the life insurance area. On January 1, 2009, the Company adopted SFAS 157, “Fair Value Measurement,” for non-financial assets and liabilities, which emphasizes market-based measurement, rather than entity-specific measurement, in calculating reporting unit fair value. Among market-based measurements is NFP’s market value, which has remained below net book value for a sustained period.

NFP and its bank group amended its credit facility on May 6, 2009 to expressly exclude the impairment charge for the first quarter of 2009 from its debt covenant calculations. No other terms of the credit facility were modified. The first quarter 2009 consolidated leverage ratio (as defined in the amended credit facility) was 2.7x, well below the maximum consolidated leverage ratio allowable for the quarter of 3.5x. NFP did not borrow against its credit facility during the first quarter of 2009. Since the end of the first quarter of 2009, NFP has reduced the amount outstanding under its credit facility by $8 million to $140 million.

First Quarter Results

Revenue decreased $69.4 million, or 24.2%, to $217.0 million in the first quarter of 2009 from the prior year period. Components of the decrease included:

•	a “same store” revenue decline of $42.0 million, or 20.6%, to $161.9 million;
•

a decline of $13.7 million, or 20.3%, to $53.8 million from the Company’s Austin, Texas-based facility, which includes NFP Insurance Services, Inc., a licensed insurance agency and marketing organization, and NFP Securities, Inc., a registered broker-dealer; and

•	a decrease of $10.5 million from dispositions.

These revenue decreases were offset in part by $3.2 million of revenue growth from firms acquired subsequent to the start of the first quarter of 2008 as well as adjustments for eliminations. Net “same store” revenue, which is revenue less commissions and fees expense for firms included in the “same store” calculation, declined 16.7% in the first quarter of 2009.

Gross margin before management fees was $59.4 million in the first quarter of 2009, a decrease of $26.9 million, or 31.2%, from the prior year period. Gross margin, which includes management fees as a component of cost of services, was $36.9 million in the first quarter of 2009, a decrease of $12.6 million, or 25.5%, from the prior year period.

As a percentage of revenue, first quarter gross margin declined only slightly to 17.0% from 17.3% in the prior year period, despite the revenue decline. As a percentage of revenue, higher operating expenses were partially offset by lower variable costs, which include commissions and fees and management fees expenses. In absolute terms, operating expenses declined 8.3% in the first quarter of 2009 compared with the prior year period due to expense reduction initiatives and dispositions partially offset by expenses from new firms. Management fees as a percentage of gross margin before management fees was 37.9% in the first quarter of 2009 versus 42.6% a year ago due largely to lower firm earnings.

General and administrative expense decreased $3.6 million, or 22.2%, to $12.6 million in the first quarter of 2009 compared with the prior year period. The decrease was largely the result of previous headcount reductions and management’s continued efforts to reduce other expenses.

Operating cash flow, adjusted for a $14.4 million one-time cash outflow related to an acquisition in the first quarter of 2008, increased by $42.8 million to ($1.6 million) in the first quarter of 2009. The improvement reflected the lower payments to principals of owned firms for prior year performance. In total, operating cash flow improved $57.2 million quarter-over-quarter.

Excluding the impact of impairments, the tax rate was 51.3% in the first quarter of 2009, higher than the typical combined federal and state tax rates due to non-deductible expenses and interest and penalties related to FASB Interpretation No. 48. The tax benefit from impairments was $88.1 million in the first quarter of 2009.

Earnings Conference Call & Presentation

The Company will conduct its first quarter 2009 earnings conference call and audio webcast on May 12, 2009, from 8:00 to 9:00 a.m. (ET).  The conference call will be available live via telephone and the Internet.  To access the call, dial (617) 614-4911 (when prompted, callers should provide the access code “NFP”).  The conference call and webcast will be accompanied by a presentation.  The presentation will be available for electronic download on the Company’s Web site approximately one hour before the conference call and webcast is scheduled to begin.  The presentation may also be viewed automatically upon connecting to the webcast.  To listen to the conference call over the Internet, visit www.nfp.com/ir.  The conference call will be available for replay via telephone and Internet for a period of 90 days.  To listen to a replay of the conference call via telephone, dial (888) 286-8010.  The access code for the replay is 88309938.  To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share, gross margin before management fees and percentages or calculations using these measures. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. As of the first quarter of 2009, the Company modified its definition of cash earnings, a non-GAAP measure, to adjust cash earnings for the after-tax impact of non-cash interest expense. Prior periods have been modified on a comparable basis. All of NFP’s non-cash interest expense related to the adoption of FSP APB 14-1. Cash earnings is now defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Gross margin before management fees should not be viewed as a substitute for gross margin. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the Company’s quarterly financial supplement for the quarter ended March 31, 2009, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and companies. NFP is headquartered in New York and operates a distribution network of over 170 owned firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "project," "will," "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s ability, through its operating structure, to respond quickly to regulatory, operational or financial situations impacting its firms; (2) the Company’s ability to manage its business effectively and profitably through the principals of its firms; (3) a recessionary economic environment, resulting in fewer sales of financial products or services, including rising unemployment which could impact group benefit sales based on reduced headcount, and the availability of credit in connection with the purchase of such products or services or consumer hesitancy in spending; (4) the occurrence of events or circumstances that could be indicators of impairment to goodwill and intangible assets which require the Company to test for impairment, and the impact of any impairments that the Company may take; (5) the impact of the adoption or modification of certain accounting treatments or policies and changes in underlying assumptions, relating to, among other things, impairments, which may lead to adverse financial results; (6) NFP’s success in acquiring and retaining high-quality independent financial services distribution firms and various factors inhibiting the Company’s ability to acquire and retain firms; (7) the performance of the Company’s firms following acquisition; (8) changes in interest rates or general economic conditions and credit market conditions, including changes that adversely affect NFP’s ability to access capital, such as the global credit crisis that began in 2007 and continues today; (9) adverse developments or volatility in the markets in which the Company operates, resulting in fewer sales of financial products and services, including those related to compensation agreements with insurance companies and activities within the life settlements industry; (10) securities and capital markets behavior, including fluctuations in price of NFP’s common stock, recent uncertainty in the U.S. financial markets or the dilutive impact of any capital-raising efforts to finance operations or business strategy; (11) any losses that NFP may take with respect to dispositions of firms or otherwise; (12) the continued availability of borrowings and letters of credit under NFP’s credit facility; (13) adverse results or other consequences from litigation, arbitration, regulatory investigations or internal compliance initiatives, including those related to business practices, compensation agreements with insurance companies and activities within the life settlements industry; (14) uncertainty in the financial services, insurance and life settlement industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation; (15) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers and the uncertain impact of proposals for legislation regulating the financial services industry; (16) the reduction of the Company’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlement transactions; (17) competition in the business of providing financial services to high net worth individuals and companies; (18) changes in laws, including the elimination or modification of the federal estate tax, changes in the tax treatment of life insurance products, or changes in regulations affecting the value or use of benefits programs, such as government-sponsored insurance programs, which may adversely affect the demand for or profitability of the Company’s services; (19) developments in the availability, pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in the Company’s relationships with insurance companies; (20) changes in premiums and commission rates and the rates of other fees paid to the Company’s firms, including life settlements and registered investment advisory fees; (21) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws; (22) the occurrence of adverse economic conditions or an adverse regulatory climate in New York, Florida or California; (23) the loss of services of key members of senior management; (24) the availability or adequacy of errors and omissions insurance or other types of insurance coverage protection; and (25) the Company’s ability to effect smooth succession planning at its firms.

Source:  National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-1039

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited-in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenue:
Commissions and fees	$216,981	$286,396

Cost of services:
Commissions and fees	62,401	96,280
Operating expenses (1)	95,191	103,839
Management fees	22,507	36,769
Total cost of services	180,099	236,888
Gross margin	36,882	49,508

Corporate and other expenses:
General and administrative	12,633	16,183
Amortization of intangibles	9,594	9,751
Impairment of goodwill and intangible assets	607,337	2,180
Depreciation	3,539	3,054
Loss (gain) on sale of subsidiaries	617	(6,624)
Total corporate and other expenses	633,720	24,544
(Loss) income from operations	(596,838)	24,964

Net interest and other (2)	(3,491)	(4,024)
(Loss) income before income taxes	(600,329)	20,940

Income tax (benefit) expense (2)	(84,530)	12,409
Net (loss) income (2)	$(515,799)	$8,531

Earnings (loss) per share (2):
Basic	$(12.59)	$0.22
Diluted	$(12.59)	$0.21

Weighted average shares outstanding:
Basic	40,954	39,487
Diluted	40,954	41,156

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)

Prior periods presented have been retrospectively adjusted for the adoption of FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1") on January 1, 2009.

CALCULATION OF GROSS MARGIN

(Unaudited-in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Revenue	$216,981	$286,396
Cost of services:
Commissions and fees	62,401	96,280
Operating expenses (1)	95,191	103,839
Gross margin before management fees	59,389	86,277
Management fees	22,507	36,769
Gross margin	$36,882	$49,508
Gross margin as a percentage of revenue	17.0%	17.3%
Gross margin before management fees as a percentage of revenue	27.4%	30.1%
Management fees, as a percentage of gross margin before management fees	37.9%	42.6%

RECONCILIATION OF NET INCOME TO CASH EARNINGS
(Unaudited-in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
GAAP net (loss) income (2)	$(515,799)	$8,531
Amortization of intangibles	9,594	9,751
Depreciation	3,539	3,054
Impairment of goodwill and intangible assets	607,337	2,180
Tax benefit of impairment of goodwill and intangible assets	(88,146)	(852)
Non-cash interest, net of tax (2)	1,557	1,474
Cash earnings (3)	$18,082	$24,138

GAAP net (loss) income per share – diluted (2)	$(12.59)	$0.21
Amortization of intangibles	0.23	0.24
Depreciation	0.09	0.07
Impairment of goodwill and intangible assets	14.73	0.05
Tax benefit of impairment of goodwill and intangible assets	(2.14)	(0.02)
Non–cash interest, net of tax (2)	0.04	0.04
Impact of diluted shares on cash earnings not reflected in GAAP net loss per share - diluted (4)	0.08	—
Cash earnings per share – diluted (5)	$0.44	$0.59

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Prior periods presented have been retrospectively adjusted for the adoption of FSP APB 14-1 on January 1, 2009.
(3)

As of the first quarter of 2009, the Company modified its definition of cash earnings, a non-GAAP measure, to adjust cash earnings for the after-tax impact of non-cash interest expense. Prior periods have been modified on a comparable basis. All of NFP's non-cash interest expense related to the adoption of FSP APB 14-1. Cash earnings is now defined as net income excluding amortization of intangibles, depreciation, the after-tax impact of the impairment of goodwill and intangible assets and the after-tax impact of non-cash interest expense.

(4)

For periods where the Company generated a GAAP net loss, weighted average common shares outstanding - diluted was used to calculate cash earnings per share - diluted only. To calculate GAAP net loss per share, weighted average common shares outstanding - diluted is the same as weighted average common shares outstanding - basic due to the antidilutive effects of other items caused by a GAAP net loss position.

(5)	The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited-in thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$42,319	$48,621
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	71,321	75,109
Commissions, fees and premiums receivable, net	107,506	140,758
Due from principals and/or certain entities they own	15,022	16,329
Notes receivable, net	7,747	6,496
Deferred tax assets	9,351	9,435
Other current assets	18,008	19,284
Total current assets	271,274	316,032
Property and equipment, net	49,498	51,683
Deferred tax assets (1)	109,661	24,889
Intangibles, net	427,090	462,123
Goodwill, net	52,532	635,693
Notes receivable, net	33,507	23,683
Other non-current assets (1)	28,804	28,018
Total assets (1)	$972,366	$1,542,121

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$72,122	$73,159
Borrowings	148,000	148,000
Income taxes payable (1)	1,231	11
Deferred tax liabilities	3	—
Due to principals and/or certain entities they own	9,863	38,791
Accounts payable	23,893	28,513
Dividends payable	—	—
Accrued liabilities	36,636	54,380
Total current liabilities (1)	291,748	342,854
Deferred tax liabilities (1)	116,142	119,400
Convertible senior notes (1)	196,200	193,475
Other non-current liabilities	60,832	62,874
Total liabilities (1)	664,922	718,603

STOCKHOLDERS’ EQUITY
Preferred stock at par value	—	—
Common stock at par value	4,406	4,388
Additional paid-in capital (1)	879,331	881,458
Retained (deficit) earnings (1)	(418,672)	97,178
Accumulated other comprehensive income	(91)	(50)
Treasury stock	(157,530)	(159,456)
Total stockholders’ equity (1)	307,444	823,518
Total liabilities and stockholders’ equity (1)	$972,366	$1,542,121

(1)	Prior periods presented have been retrospectively adjusted for the adoption of FSP APB 14-1on January 1, 2009.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited-in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flow from operating activities
Net (loss) income (1)	$(515,799)	$8,531

Adjustments to reconcile to net cash used in operating activities:
Deferred taxes	(88,048)	148
Stock-based compensation	2,488	3,203
Impairment of goodwill and intangible assets	607,337	2,180
Amortization of intangibles	9,594	9,751
Depreciation	3,539	3,054
Accretion of senior convertible notes discount (1)	2,725	2,557
Loss (gain) on sale of subsidiaries	617	(6,624)
Other, net	—	—

(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	3,788	3,074
Commissions, fees and premiums receivable, net	31,637	25,780
Due from principals and/or certain entities they own	1,307	(179)
Notes receivable, net – current	(1,251)	(565)
Other current assets (1)	1,289	(195)
Notes receivable, net - non-current	(6,955)	(7,755)
Other non-current assets (1)	(355)	(15,656)

Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	(1,037)	(5,244)
Income taxes payable (1)	1,220	1,013
Due to principals and/or certain entities they own	(29, 216)	(51,292)
Accounts payable	(4,639)	(9,429)
Accrued liabilities	(16,307)	(29,180)
Other non-current liabilities (1)	(3,500)	8,017
Total adjustments	514,233	(67,342)
Net cash used in operating activities	(1,566)	(58,811)

Cash flow from investing activities:
Proceeds from disposal of subsidiaries	2,100	20,878
Purchases of property and equipment, net	(1,604)	(13,007)
Payments for acquired firms, net of cash, and contingent consideration	(2,257)	(30,054)
Net cash used in investing activities	(1,761)	(22,183)

Cash flow from financing activities:
Repayments of borrowings	—	(54,000)
Proceeds from borrowings	—	102,000
Proceeds from stock-based awards, including tax benefit	(2,777)	2,600
Shares cancelled to pay withholding taxes	(147)	(626)
Payments for treasury stock repurchase	—	(9,328)
Dividends paid	(51)	(8,171)
Net cash (used in) provided by financing activities	(2,975)	32,475
Net decrease in cash and cash equivalents	(6,302)	(48,519)
Cash and cash equivalents, beginning of period	48,621	114,182
Cash and cash equivalents, end of the period	$42,319	$65,663
Supplemental disclosures of cash flow information
Cash paid for income taxes	$3,372	$7,502
Cash paid for interest	$2,385	$3,229

(1)	Prior periods presented have been retrospectively adjusted for the adoption of FSP APB 14-1on January 1, 2009.